MINCO GOLD CORPORATION

INCENTIVE STOCK OPTION PLAN

Article 1 - Purpose

1.1
Purpose. The purpose of this Incentive Stock Option Plan ("Plan") of Minco Gold Corporation ("Corporation") is to advance the interests of the Corporation and its subsidiaries by encouraging the Directors, Employees and Consultants to acquire Shares in the Corporation thereby increasing their proprietary interest in the Corporation, encouraging them to remain associated with the Corporation, rewarding them on significant performance achievements and furnishing them with additional incentive in their efforts on behalf of the Corporation and its subsidiaries.

1.2
Plan Replaces Prior Plans. This Plan replaces and supersedes all other stock option plans of the Corporation, except in relation to any options outstanding under such stock option plan ("Old Plan") if the terms of the Old Plan conflict with the terms of the Plan, and in such case, the terms of the Plan shall prevail.

Article 2 - Defined Terms

2.1           Definitions. The following terms used herein shall have the following meanings:

(a)	"Affiliate" means an affiliated entity to the Corporation as determined under the Securities Act (British Columbia) as amended from time to time;
(b)	"Board" means the board of directors of the Corporation or, if established and duly authorized to act in respect of the Plan, a committee of the board of directors of the Corporation;
(c)	"Consultant" means an individual or Consultant Company, other than an Employee or a Director of the Corporation that:
(i)
is engaged to provide on an ongoing bona fide basis, consulting, technical, management or other services to the Corporation or an Affiliate, other than services provided in relation to a distribution of securities;

(ii)	provides the services under a written contract between the Corporation or the Affiliate and the individual or the Consultant Company;
(iii)	in the reasonable opinion of the Corporation, spends or will spend, a significant amount of time and attention on the affairs and business of the Corporation or an Affiliate; and
(iv)           has a relationship with the Corporation or an Affiliate that enables the individual to be knowledgeable about the business and affairs of the Corporation.
(d)	"Consultant Company" means for an individual consultant, a company or partnership of which the individual is an employee, shareholder or partner;
(e)	"Corporation" means Minco Gold Corporation, a company incorporated under the laws of Canada, and any successor corporation;
(f)	"Director" means a director of the Corporation or its subsidiaries or Affiliates to whom stock options can be issued in reliance on a prospectus exemption under applicable securities legislation;
(g)	"Disinterested Shareholder Approval" means disinterested shareholder approval as defined in the policies of the Exchange;
(h)
"Eligible Person" means any Director, Employee or Consultant of the Corporation or any Affiliate, or any other person or entity engaged to provide ongoing services to the Corporation or any Affiliate, determined by the Board as eligible for participation in the Plan;

(i)	"Employee" means:

(i)	an individual who is considered an employee of the Corporation or any of its subsidiaries under the Income Tax Act (Canada);
(ii)
an individual who works full-time for the Corporation or any of its subsidiaries providing services normally provided by an employee and who is subject to the same control and direction by the Corporation over the details and methods of work as an employee of the Corporation, but for whom income tax deductions are not made at source; or

(iii)
an individual who works for the Corporation or any of its subsidiaries on a continuing and regular basis for the minimum amount of time per week specified by the Board, providing services normally provided by an employee and who is subject to the same control and direction by the Corporation over the details and methods of work as an employee of the Corporation, but for whom income tax deductions are not made at source;

(j)
"Exchange" means the Toronto Stock Exchange or, if the Shares are not then listed and posted for trading on the Toronto Stock Exchange, on such stock exchange in Canada on which such Shares are listed and posted for trading as may be selected for such purpose by the Board;

(k)	"Insider" means an insider of the Corporation, as such term is defined in the policies of the Exchange;
(l)
"Management Company Employee" means an individual employed by a person providing management services to the Corporation, which are required for the ongoing successful operation of the business enterprise of the Corporation, but excluding a person engaged in investor relations activities;

(m)
"Market Price" means at any date in respect of Shares, the closing price of such Shares on the Exchange on the last business day preceding the date on which the Option is approved by the Board.  In the event that such Shares did not trade on such day, the Market Price shall be the average of the bid and ask prices in respect of such Shares at the close of trading on such date. In the event that such Shares are not listed and posted for trading on any stock exchange, the Market Price in respect thereof shall be the fair market value of such Shares as determined by the Board in its sole discretion;

(n)	"Option" means an option granted under the terms of the Plan;
(o)	"Optionee" means an Eligible Person to whom an Option has been granted under the terms of the Plan;
(p)	"Option Price" means the price per share at which Shares may be purchased under an Option;
(q)	"Plan" means this incentive stock option plan;
(r)	"Shares" means the shares of the Corporation or, in the event of an adjustment as contemplated by Article 7, such other shares or securities to which an Optionee may be entitled upon the exercise of an Option;
(s)	“TSX” means the Toronto Stock Exchange.

Article 3 - Administration of Plan

3.1	General. The Plan shall be administered by the Board which shall have the power, subject to the specific provisions of the Plan:

(a)	to establish policies and to adopt rules and regulations for carrying out the purposes, provisions and administration of the Plan;
(b)
to interpret and construe the Plan and determine all questions arising out of the Plan and any Option granted pursuant to the Plan and any such interpretation, construction or determination made by the Board shall be final, binding and conclusive for all purposes;

(c)	to determine to which Eligible Persons Options are granted and to grant Options;
(d)	to determine the number of Shares covered by each Option;
(e)	to determine the Option Prices

(f)	to determine the time or times when Options will be granted and exercisable;
(g)	to determine if the Shares that are subject to an Option will be subject to any restrictions upon the exercise of such Option; and
(h)	to prescribe the form of the instruments relating to the grant, exercise and other terms of Options.

3.2
Stock Option Agreement. Each Optionee shall execute a stock option agreement, the terms of which shall conform to and be governed by this Plan. In the event of any inconsistency between the terms of any option agreement and this Plan, the terms of this Plan shall govern.

Article 4 - Shares Subject to the Plan

4.1
Evergreen Plan. Subject to adjustment as provided in Article 7, the shares to be offered under the Plan shall consist of shares of the Corporation's authorized but unissued common shares. The aggregate number of Shares to be delivered upon the exercise of all Options granted under the Plan shall not exceed the greater of:

(a)
fifteen percent (15%) of the issued and outstanding Shares of the Corporation at the time of granting of options (on a non-diluted basis) or such other number as may be approved by the Exchange from time to time commencing on June 29, 2010.

4.2
Options That Expire or Terminate. If any Option granted hereunder shall expire or terminate for any reason without having been exercised in full, the unpurchased Shares subject thereto shall again be available after thirty (30) days for the purpose of the Plan.

Article 5 - Eligibility, Grant and Terms of Options

5.1           Eligible Persons. Options may only be granted to Eligible Persons.

5.2           Date of Grants. Occurs when the Board authorizes the options to be granted.

5.3
Terms of Options. Subject to this Article, the number of Shares subject to each Option, the Option Price, the expiration date of each Option, the extent to which each Option is exercisable from time to time during the term of the Option and other terms and conditions relating to each such Option shall be determined by the Board; provided, however, if no specific determination is made by the Board with respect to any of the following matters, each Option shall, subject to any other specific provisions of the Plan, contain the following terms and conditions:

(a)	the term of the Option shall be five (5) years from the date the Option is granted to the Optionee subject to extension pursuant to Section 5.6;
(b)	the Option Price shall be the Market Price; and
(c)
the Option granted shall vest and become exercisable in accordance with the following schedule, subject to the requirements and conditions of any escrow agreement to which an Optionee is party, applicable securities law and any applicable hold period:

Period from Grant Date	Vesting

6 months	1/3
12 months	1/3
18 Months	1/3

5.4
Restriction on Option Price. The Option Price of Shares that are subject to any Option shall in no circumstances be lower than the price permitted by any stock exchange on which the Shares are listed or the price permitted by any other regulatory body having jurisdiction.

5.5
Legend. Options issued under this Plan and any Shares issued on the exercise of such Options shall bear such restrictive legend as may be required by applicable securities legislation and the Exchange.

5.6
Extension of Term During Trading Black Out.  In the event the expiry date of an Option shall fall on a date during a trading black out period that has been self imposed by the Corporation, the expiry date of the Option shall be extended to the 5th business day following the date that the self imposed trading black out period is lifted by the Corporation.  For greater certainty, the expiry date of an Option shall not be extended in the event a cease trade order is issued by a securities regulatory authority against the Corporation or the holder of an Option.

5.7
Restrictions on Option Grants. The total number of Shares to be optioned to Optionees under this Plan, together with Shares that may be issued under any other security based compensation arrangements of the Corporation, shall be subject to the following restrictions:

(a)
no more than ten percent (10%) of the issued Shares of the Corporation may be issued to Insiders of the Corporation as a group under the Plan and under any other security based compensation arrangements of the Corporation, in any 12 month period; and

(b)
the aggregate number of Shares issuable to Insiders under the Plan and any other security based compensation arrangements of the Corporation shall not exceed ten percent (10%) of the issued and outstanding Shares of the Corporation at time of granting of options(on a non-diluted basis).

5.8
Non-Assignable. An Option is personal to the Optionee and is non-assignable and non-transferable.  Wherein an option is granted to a corporation wholly owned by an Optionee, the corporate entity must agree, at the time of the grant, not to effect or permit any transfer of ownership of Options or shares of such corporation, nor issue any additional shares to any individual or entity for so long as Options remain outstanding to the credit of that corporation, except with the prior written consent of the Exchange.

5.9	Disinterested Shareholder Approval Required. Disinterested Shareholder Approval must be obtained:

(a)	for any reduction in the Option Price of an Option if the Optionee is an Insider of the Corporation at the time of the proposed amendment; and
(b)
in all other circumstances where disinterested shareholder approval is required by any stock exchange on which the Shares are listed or by any regulatory authority having jurisdiction over the Corporation.

5.10
Representation by Optionee. For Options granted to Employees or Consultants, the Corporation may be required to give a representation to the Exchange (and the Optionee must give a representation to the Corporation as a condition of any grant of Options) that the Optionee is a bona fide Employee or Consultant, as the case may be.

5.11
Non-Residents of Canada. No non-resident of Canada may participate in the Plan unless such participation can be accomplished pursuant to or in accordance with and without violating any securities or other legislation of the jurisdiction of residence of such person, and the Corporation may require, as a condition of the grant of Options, that the potential Optionee provide a written acknowledgement that the grant of the Options does not violate any such laws.

Article 6 - Termination of Employment or Death

6.1
General. Subject to Section 6.2 or any express resolution passed by the Board or the terms of any option agreement with the Optionee, an Option, and all rights to purchase Shares pursuant thereto, granted to a Director, Employee or Consultant or Management Company Employee ("Employee Optionees") shall expire thirty (30) days after the Optionee ceases to be in at least one of these categories.

6.2
Termination of Employment. If, before the expiry of an Option in accordance with the terms thereof, the employment of an Employee Optionee by the Corporation or any Affiliate shall terminate for any reason whatsoever other than termination by the Corporation for cause, but including termination by reason of death of the Employee Optionee, such Option may, subject to the terms thereof and any other terms of the Plan, be exercised:

(a)
if the Employee Optionee is deceased, by the heirs of the deceased or by legal personal representative(s) of the estate of the Employee Optionee during the first twelve (12) months following the death of the Employee Optionee; or

(b)	if he is alive, by the Employee Optionee at the earlier of any time within thirty (30) days of the date of termination of the employment of the Employee Optionee or upon expiry of the Option.

Article 7 - Certain Adjustments

7.1
Offer for Shares. If a bona fide offer ("Offer") for Shares is made to the Optionee or to shareholders generally or to a class of shareholders which includes the Optionee, which Offer, if accepted in whole or in part, would result in the offeror exercising control over the Corporation within the meaning of subsection 1(3) of the Securities Act (British Columbia) (as amended from time to time), then the Corporation shall, immediately upon receipt of notice of the Offer, notify each Optionee currently holding an Option of the Offer, with full particulars thereof, whereupon, notwithstanding the terms of the Option, such Option may be exercised in whole or in part by the Optionee so as to permit the Optionee to tender the Shares received upon such exercise (the "Optioned Shares") pursuant to the Offer. If:

(a)	the Offer is not completed within the time specified therein; or
(b)	the Optionee does not tender the Optioned Shares pursuant to the Offer; or
(c)	any of the Optioned Shares tendered by the Optionee pursuant to the Offer are not taken up and paid for by the offeror in respect thereof,

then the Optioned Shares or, in the case of paragraphs (a) and (b) above, the Optioned Shares that are not taken up and paid for, shall be returned by the Optionee to the Corporation and reinstated as authorized but unissued Shares and the terms of the Option applicable prior to the Offer shall again apply to the Option.

If any Optioned Shares are returned to the Corporation under this Section, the Corporation shall refund the exercise price to the Optionee for such Optioned Shares. In no event shall the Optionee be entitled to sell the Optioned Shares otherwise than pursuant to the Offer.

7.2
Amalgamation or Merger. If the Corporation amalgamates or merges with or into another company, any Shares receivable on the exercise of an Option shall be converted into the securities, property or cash which the Optionee would have received upon such amalgamation or merger if the Optionee had exercised his Option immediately prior to the record date applicable to such amalgamation or merger, and the Option Price shall be adjusted appropriately by the Board and such adjustment shall be binding for all purposes of the Plan.

7.3
Changes in Shares. If there is any change in the Shares through the declaration of stock dividends of Shares or consolidations, subdivisions or reclassification of Shares, or otherwise, the number of Shares available under the Plan, the Shares subject to any Option, and the Option Price shall be adjusted appropriately by the Board and such adjustment shall be effective and binding for all purposes of the Plan.

7.4	No Fractional Shares. The Corporation shall not be obligated to issue fractional shares in satisfaction of any of its obligations hereunder.

Article 8 - Stock Appreciation Rights

8.1
General. Any Option granted under the Plan may include a stock appreciation right, either at the time of grant or by amendment adding it to an existing Option subject, however, to the grant of such stock appreciation right being in compliance with the applicable regulations and policies of any stock exchange or exchange upon which any securities of the Corporation may from time to time be listed. The provisions of the Plan respecting the exercise of Options and the adjustments to Options arising from certain corporate actions shall apply mutatis mutandis to all stock appreciation rights granted hereunder.

8.2
Limitations on Exercise. Stock appreciation rights granted hereunder are exercisable to the extent, and only to the extent, the Option to which it is included is exercisable. To the extent a stock appreciation right included in or attached to an Option granted hereunder is exercised, the Option to which it is included or attached shall be deemed to have been exercised to a similar extent.

8.3
Election by Optionee. A stock appreciation right granted hereunder shall entitle the Optionee to elect to surrender to the Corporation an unexercised Option in which it is included and to receive from the Corporation in exchange for that number of shares, having an aggregate value equal to the excess of the market value of one share over the purchase price of one share specified in such Option, multiplied by the number of shares called for by the option, which is so surrendered. (Number of Options x increased amount of share price value = amount payable to Optionee).  The value of a share shall be determined for these purposes by the weighted average sale price per share on the stock exchange or other publicly quoted market system having the greatest volume of trading of the shares of the corporation subject to the option for the five trading days preceding the date the notice provided for in paragraph 8.4 hereof is received by the Corporation.

8.4
Exercise of Right. Subject to the provisions of the Plan, a stock appreciation right granted hereunder may be exercised from time to time by delivering to the Corporation at its head office a written notice of exercise, which notice shall specify the number of stock appreciation rights to be exercised and Options to be forfeited and the number of shares the Optionee elects to receive thereby. Such notice shall contain the Optionee's undertaking to comply, to the satisfaction of the Corporation and its counsel, with all applicable requirements of any stock exchange or exchanges upon which any securities of the Corporation are listed for trading and any other applicable regulatory authority.

Article 9 - Exercise of Options

9.1
General. Subject to the provisions of the Plan, an Option may be exercised from time to time by delivery to the Corporation at its principal office of a written notice of exercise addressed to the Corporate Secretary of the Corporation specifying the number of Shares with respect to which the Option is being exercised and accompanied by payment in full of the Option Price for the Shares to be purchased. Certificates for such Shares shall be issued and delivered to the Optionee within a reasonable time following the receipt of such notice and payment.

9.2
Restrictions on Exercise. Notwithstanding any of the provisions contained in the Plan or any Option, the Corporation's obligation to issue Shares to an Optionee pursuant to the exercise of an Option shall be subject to:

(a)
completion of such registration or other qualification of such Shares or obtaining shareholder approval or approval of such stock exchange or regulatory authority as the Corporation shall  determine to be necessary or advisable in connection with the authorization, issuance or sale thereof;

(b)	the admission of Shares to listing on any stock exchange on which the Shares may then be listed; and
(c)
the receipt from the Optionee of such representations, agreements and undertakings, including as to future dealings in such Shares as the Corporation or its counsel determines to be necessary or advisable in order to safeguard against the violation of the securities laws of any jurisdiction.

If any Shares cannot be issued to any Optionee for any reason including, without limitation, the failure to obtain necessary shareholder, regulatory or stock exchange approval, then the obligation of the Corporation to issue such Shares shall terminate and any Optionee's contribution or Option Price paid to the Corporation shall be returned to the Optionee.

Article 10 - Commencement, Amendment and Discontinuance of Plan

10.1
Approvals Required. The Plan shall become effective upon the later of the date of acceptance for the filing of this Plan by the Exchange and the approval of this Plan by the shareholders of the corporation; provided, however, that Options may be granted under this Plan prior to shareholder approval and Exchange acceptance but the Options may not be exercised.

10.2
Amendments. The Board of Directors may, subject to prior Exchange approval and without prior shareholder approval, amend from time to time the expiry date, the vesting conditions and/or exercise price of Options granted to Eligible Persons (other than Insiders). Any amendments to Options granted to Insiders shall be subject to the provisions of section 5.9 herein.  All other amendments to this Plan or to options granted pursuant to this Plan shall not become effective until Exchange and shareholder approval as is required by the policies of the Exchange Policy and applicable securities legislation has been received.

Article 11 - General

11.1
No Rights as Shareholder. The holder of an Option shall not have any rights as a shareholder of the Corporation with respect to any Shares covered by such Option until such holder shall have exercised such Option in accordance with the terms of the Plan (including tender of payment in full of the Option Price of the Shares in respect of which the Option is being exercised) and the Corporation shall issue such Shares to the Optionee in accordance with the terms of the Plan in those circumstances.

11.2
No Rights Regarding Employment. Nothing contained in the Plan or any Option shall confer upon any Optionee any right with respect to employment or continuance of employment with the Corporation or any Affiliate, or interfere in any way with the right of the Corporation or any Affiliate to terminate the Optionee's employment at any time.

11.3
No Rights to Provide Services. Nothing contained in the Plan or any Option shall confer on any Optionee who is not an Employee Optionee any right to continue providing ongoing services to the Corporation or any Affiliate or affect in any way the right of the Corporation or any Affiliate to determine to terminate his, her or its contract at any time.

11.4	No Representation. The Corporation makes no representation or warranty as to the future market value of any Shares issued in accordance with the provisions of the Plan.

11.5	Governing Law. The Plan will be governed by and construed in accordance with the laws of British Columbia.

11.6
Severance. If any provision of the Plan or any agreement entered into pursuant to the Plan contravenes any law or any order, policy, by-law or regulation of any regulatory body or stock exchange having authority over the Corporation or the Plan then such provision shall be deemed to be amended to the extent required to bring such provision into compliance therewith.